Exhibit 10.1

ARCH CHEMICALS, INC.

$75,000,000

6.70% Series A Senior Notes due August 28, 2016

$150,000,000

Private Shelf Facility

NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

Dated August 28, 2009

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INFORMATION SCHEDULE – AUTHORIZED OFFICERS

SCHEDULE A	—	INFORMATION RELATING TO PURCHASERS

SCHEDULE B	—	DEFINED TERMS

Exhibit 1-A	—	Form of 6.70% Series A Senior Note due August 28, 2016

Exhibit 1-B	—	Form of Shelf Note

Exhibit 2	—	Form of Request for Purchase

Exhibit 3	—	Form of Confirmation of Acceptance

Exhibit 4.4(a)	—	Form of Opinion of Special Virginia Counsel to the Company

Exhibit 4.4(b)	—	Form of Opinion of General Counsel of the Company

Exhibit 4.4(c)	—	Form of Opinion of Special Counsel to the Company

Exhibit 4.4(d)	—	Form of Opinion of Special Counsel to the Purchasers

Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.15	—	Existing Indebtedness

Schedule 10.5	—	Existing Liens

ARCH CHEMICALS, INC.

$75,000,000 6.70% Series A Senior Notes due August 28, 2016

$150,000,000 Private Shelf Facility

August 28, 2009

To Each of the Purchasers Listed in

Schedule A Hereto (each a “Series A Purchaser”)

TO PRUDENTIAL INVESTMENT MANAGEMENT, INC. (“Prudential”)

TO EACH OTHER PRUDENTIAL AFFILIATE WHICH BECOMES

BOUND BY THIS AGREEMENT AS HEREINAFTER

PROVIDED (TOGETHER WITH THE SERIES A PURCHASERS, EACH,

a “Purchaser” and collectively, the “Purchasers”):

Ladies and Gentlemen:

Arch Chemicals, Inc., a Virginia corporation (the “Company”), agrees with Prudential and each of the Purchasers as follows:

1. AUTHORIZATION OF NOTES.

1.1. Authorization of Issue of Series A Notes. The Company will authorize the issue and sale of $75,000,000 aggregate principal amount of its 6.70% Series A Senior Notes due August 28, 2016 (the “Series A Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13). The Series A Notes shall be substantially in the form set out in Exhibit 1-A.

1.2. Authorization of Issue of Shelf Notes. The Company may authorize the issue of its additional senior promissory notes (the “Shelf Notes”, such term to include any such notes issued in substitution thereof pursuant to Section 13) in the aggregate principal amount of $75,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than ten years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than seven years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum specified in such Note, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Note delivered pursuant to Section 2.2(e), to be substantially in the form of Exhibit 1-B attached hereto.

1.3. Interpretation. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement. The terms “Note” and “Notes” as used herein shall include each Series A Note and each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such

Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

2. SALE AND PURCHASE OF NOTES.

2.1. Sale and Purchase of Series A Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Series A Purchaser and each such Purchaser will purchase from the Company, at the Closing provided for in Section 3.1, Series A Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

2.2. Sale and Purchase of Shelf Notes.

(a) Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”. At any time, the aggregate principal amount of Shelf Notes stated in Section 1.2, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

(b) Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if such anniversary date is not a Business Day, the Business Day next preceding such anniversary) and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day). The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

(c) Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be made to Prudential either electronically, by facsimile transmission or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $5,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities (which shall be no more than ten years from the date of issuance), average life (which shall be no more than seven years from the date of issuance), principal prepayment dates and amounts and interest payment periods (quarterly or semi-annually in arrears) of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes (which may not be used for funding a Hostile Tender Offer), (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 20 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in Section 5 (as qualified by any supplemental disclosure included in an exhibit to such Request for Purchase) are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (vii) be substantially in the form of Exhibit 2 attached hereto. Each Request for Purchase shall be in writing signed by the Company and shall be deemed made when received by Prudential.

(d) Rate Quotes. Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to Section 2.2(c), Prudential may, but shall be under no obligation to, provide to the Company by telephone or telecopier, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the principal amounts, maturities, principal prepayment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase (each such interest rate quote provided in response to a Request for Purchase herein called a “Quotation”). Each Quotation shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which Prudential or a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

(e) Acceptance. Within the Acceptance Window, an Authorized Officer of the Company may, subject to Section 2.2(f), elect to accept on behalf of the Company a Quotation as to the aggregate principal amount of the Shelf Notes specified in the related Request for Purchase, either by telephone or facsimile transmission to Prudential (each such Shelf Note being herein called an “Accepted Note” and such acceptance being herein called an “Acceptance”). The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any Quotation as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on any such expired Quotation. Subject to Section 2.2(f)

and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate, and Prudential agrees to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit 3 attached hereto (herein called a “Confirmation of Acceptance”). If the Company should fail to execute and return to Prudential within three Business Days following the Company’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to Prudential’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

(f) Market Disruption. Notwithstanding the provisions of Section 2.2(e), any Quotation provided pursuant to Section 2.2(d) shall expire if, prior to the time an Acceptance with respect to such Quotation shall have been notified to Prudential in accordance with Section 2.2(e), in the case of any Shelf Notes, the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives. No purchase or sale of Shelf Notes hereunder shall be made based on such expired Quotation. If the Company thereafter notifies Prudential of the Acceptance of any such Quotation, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this Section 2.2(f) are applicable with respect to such Acceptance.

(g) Fees.

(i) Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note on the Cancellation Date or actual closing date of such purchase and sale, an amount (herein called the “Delayed Delivery Fee”) calculated as follows:

(BEY - MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days for such Accepted Note (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent Delayed Delivery Fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made.

In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 3.3. If all conditions to Closing set forth in Section 4 hereof have been satisfied on the original Closing Day for any Accepted Notes (other than (x) Section 4.4(d) unless the Company shall have failed to comply with any reasonable request of the Purchasers or their special counsel to provide information necessary for the Purchasers’ special counsel to deliver the opinion required by such clause (d) and (y) Section 4.5 unless the Company shall have failed to comply with the request of any Purchaser pursuant to the last sentence of such Section) and a Purchaser fails to purchase such Accepted Notes, the Company shall have no obligation to pay the Delayed Delivery Fee with respect to such Accepted Notes.

(ii) Cancellation Fee. If (1) the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, (2) Prudential notifies the Company in writing under the circumstances set forth in the last sentence of Section 2.2(e) or the penultimate sentence of Section 3.3 that the closing of the purchase and sale of such Accepted Note is to be canceled, or (3) the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note no later than one Business Day after the Cancellation Date in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess, if any, of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning ascribed to it in Section 2.2(g)(i). The foregoing bid and ask prices shall be as reported on TradeWeb LLC, or if such information ceases to be available on TradeWeb LLC, any publicly available source of such market data selected by Prudential, and rounded to the second decimal place.

In no case shall the Cancellation Fee be less than zero. In the case of Section 2.2(g)(ii)(3) only, the Company shall not be required to pay the Cancellation Fee with respect to a cancellation of the closing of the purchase and sale of an Accepted Note if all conditions to Closing set forth in Section 4 hereof have been satisfied for such cancelled closing with respect to such Accepted Note (other than (x) Section 4.4(d) unless the Company or any Subsidiary Guarantor shall have failed to comply with any reasonable requests of the Purchasers or their special counsel to provide information necessary for the Purchasers’ special counsel to deliver the opinion required by such clause (d), (y) Section 4.5 unless the Company shall have failed to comply with the request of any Purchaser pursuant to the last sentence of such Section and (z) Section 4.6 if the Company’s failure to sell an Accepted Note results from another Purchaser refusing to purchase or being unable to purchase an Accepted Note for any reason specified in Section 4.5 unless the Company shall have failed to comply with the request of any Purchaser pursuant to the last sentence of such Section 4.5).

3. CLOSING.

3.1. Series A Closing. The sale and purchase of the Series A Notes to be purchased by each Series A Purchaser shall occur at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York, at 10:00 A.M., New York City local time, at a closing (the “Series A Closing”) on August 28, 2009 or on such other Business Day thereafter on or prior to August 31, 2009 as may be agreed upon by the Company and the Series A Purchasers (the day of the Series A Closing hereinafter referred to as the “Series A Closing Day”). At the Series A Closing the Company will deliver to each Series A Purchaser the Series A Notes to be purchased by such Purchaser in the form of a single Series A Note (or such greater number of Series A Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Series A Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 323-265278 at JP Morgan Chase Bank, N.A., New York, New York, ABA Routing Number: 021 000 021, for the benefit of Arch Chemicals, Inc., Account Officer: Honor Mallon, telephone number: 212-552-2469, fax number: 212-383-0696. If at the Series A Closing the Company shall fail to tender such Series A Notes to any Series A Purchaser as provided above in this Section 3.1, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment. The Series A Closing and each Shelf Closing are hereafter sometimes each referred to as a “Closing”.

3.2. Facility Closings. Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Prudential Capital Group, 1114 Avenue of the Americas, 30th Floor, New York, NY 10036, Attention: Law Department or at such other place pursuant to the directions of Prudential, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes.

3.3. Rescheduled Facility Closings. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in Section 3.2, or any of the conditions specified in Section 4 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2.2(g)(i) or (ii) such closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the second preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

4. CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing for such Notes is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions:

4.1. Representations and Warranties.

The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the applicable Closing (except to the extent of changes caused by the transactions herein contemplated).

4.2. Performance; No Default.

The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing. With respect to the Series A Closing only, neither the Company nor any Subsidiary shall have entered into any transaction since December 31, 2008 that would have been prohibited by Sections 10.1, 10.2 or 10.9 had such Sections applied since such date.

4.3. Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or an Assistant Secretary, dated the date of such Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

4.4. Opinions of Counsel.

Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of such Closing (a) from Hunton & Williams LLP, special Virginia counsel to the Company, substantially in the form set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), (b) from Sarah A. O’Connor, General Counsel of the Company, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request, (c) from Cravath, Swaine & Moore LLP, special counsel to the Company, substantially in the form set forth in Exhibit 4.4(c) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), and (d) from Bingham McCutchen LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(d) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

4.5. Purchase Permitted By Applicable Law, Etc.

On the date of such Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

4.6. Sale of Other Notes.

Contemporaneously with such Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at such Closing as specified in Schedule A (in the case of the Series A Notes) or the applicable Confirmation of Acceptance (in the case of Shelf Notes).

4.7. Payment of Fees.

(a) Without limiting the provisions of Section 15.1, the Company shall have paid to Prudential and each Purchaser on or before such Closing any reasonable fees due pursuant to or in connection with this Agreement, including any Delayed Delivery Fee due pursuant to Section 2.2(g)(i).

(b) Without limiting the provisions of Section 15.1, the Company shall have paid on or before such Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such Closing.

4.8. Private Placement Number.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for such Notes.

4.9. Changes in Corporate Structure.

Following the date of the most recent financial statements referred to in Section 5.5, the Company shall not have changed its jurisdiction of incorporation or organization, as applicable, and prior to the Series A Closing, the Company shall not have been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity.

4.10. Funding Instructions.

With respect to the Series A Closing only, at least three Business Days prior to the date of such Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3.1 including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the Notes is to be deposited.

4.11. Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, acting reasonably, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Purchasers and the holders of the Notes recognize and acknowledge that the Company may supplement the following representations and warranties in this Section 5,

including the Schedules related thereto, pursuant to a Request for Purchase; provided that no such supplement to any representation or warranty applicable to any particular Closing Day shall change or otherwise modify or be deemed or construed to change or otherwise modify any representation or warranty given on any prior Closing Day or any determination of the falseness or inaccuracy thereof pursuant to Section 11(e). The Company represents and warrants to each Purchaser that:

5.1. Organization; Power and Authority.

The Company is a corporation duly organized, validly existing and, where legally applicable, in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

5.2. Authorization, Etc.

This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3. Disclosure.

This Agreement and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby (excluding information specifically identified as being from a third party source which the Company has no reason to believe is inaccurate) and the financial statements described in Section 5.5 (this Agreement and such documents, certificates or other writings, and financial statements delivered to each Purchaser prior to the applicable Closing Day being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. Except as disclosed in the Disclosure Documents, since the end of the most recent fiscal year for which audited financial statements have been furnished there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents. For the purposes of this Section 5.3, the Disclosure Documents shall be deemed to include all filings made with, or furnished to, the Securities and Exchange Commission by the Company pursuant to sections 13 or 15(d) of the Exchange Act, and the Company shall be deemed to have made delivery of any such Disclosure Document if it shall have timely made such Disclosure Document available on the Securities and Exchange Commission’s Electronic Data Gathering Analysis, and Retrieval system, or its successor thereto (“EDGAR”).

5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a) Schedule 5.4 contains (except as noted therein) complete and correct lists of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its Capital Stock outstanding owned by the Company and each other Subsidiary or an Affiliate of the Company.

(b) All of the outstanding shares of Capital Stock of each Subsidiary have been validly issued, are, where legally applicable, fully paid and nonassessable and are owned by the Company, another Subsidiary or an Affiliate of the Company free and clear of any Lien (except as otherwise disclosed in Schedule 5.4 or permitted by Section 10.5).

(c) Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where legally applicable: (i) is in good standing under the laws of its jurisdiction of organization, (ii) is duly qualified as a foreign corporation or other legal entity and (iii) is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority, in all material respects, to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Material Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and limitations imposed by corporate law or other statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5. Financial Statements; Material Liabilities.

The Company has delivered to each Purchaser of the Series A Notes and any Accepted Notes the following financial statements identified by a principal financial officer of the Company: (a) a consolidated balance sheet of the Company and its Subsidiaries as at December 31 in each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released) and consolidated statements of income, cash flows and shareholders’ equity of the Company and its Subsidiaries for each such year, all reported on by KPMG LLP or any other nationally recognized independent registered public accounting firm and (ii) a consolidated balance sheet of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 45 days prior to such date for which financial statements have not been released), consolidated statements of income and cash flows for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, a consolidated statement of income for such quarterly period, and consolidated balance sheets, statements of income and cash flows for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, prepared by the Company. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods indicated and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents. Delivery within the time periods specified above of the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, each prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 5.5; provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K or Form 10-Q, as applicable, if it shall have timely made such document available on the Securities and Exchange Commission’s EDGAR system, or its successor thereto.

5.6. Compliance with Laws, Other Instruments, Etc.

The execution, delivery and performance by the Company of this Agreement and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary, except for any such contravention, breach, default, creation of a Lien, conflict or violation described in any of clauses (a), (b) and (c) above which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.7. Governmental Authorizations, Etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

5.8. Litigation; Observance of Agreements, Statutes and Orders.

(a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.9. Taxes.

The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate in accordance with GAAP. The Federal income tax liabilities of the Company and its Subsidiaries have been finally determined (by reason of the statute of limitations having run) for all fiscal years ended December 31, 2004, except to the extent of net operating losses and credits generated and carried forward for these years.

5.10. Title to Property; Leases.

The Company and its Subsidiaries have good and sufficient title to their respective properties that are Material, including all such Material properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that are Material are valid and subsisting and are in full force and effect in all material respects.

5.11. Licenses, Permits, Etc.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, without known conflict with the rights of others.

(b) Except as would not reasonably be expected to result in a Material Adverse Effect, to the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, to the best knowledge of the Company, there is no violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

5.12. Compliance with ERISA.

(a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d) The expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material or has otherwise been disclosed in the most recent audited financial statements of the Company and its Subsidiaries.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

5.13. Private Offering by the Company.

Prior to the date hereof, neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

5.14. Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Series A Notes to refinance existing Indebtedness and for general corporate purposes and will apply the proceeds of the sale of the Shelf Notes as set forth in the applicable Request for Purchase. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15. Existing Indebtedness; Future Liens.

(a) Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries (other than Indebtedness which does not exceed $5,000,000 in the aggregate and any surety, guaranty or other similar arrangements entered into in the ordinary course of business and not in respect of any borrowed money Indebtedness) as of June 30, 2009 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any) since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of such Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary in an unpaid amount in excess of $1,000,000 in each instance or $5,000,000 in the aggregate, and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary in an unpaid amount in excess of $1,000,000 in each instance or $5,000,000 in the aggregate, that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.15, neither the Company nor any Material Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.5.

5.16. Foreign Assets Control Regulations, Etc.

(a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) knowingly engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

5.17. Status under Certain Statutes.

Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

5.18. Environmental Matters.

(a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of a violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c) Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

(d) All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.19. Ranking of Obligations.

The Company’s payment obligations under this Agreement and the Notes will, upon issuance of the Notes, rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Company.

6. REPRESENTATIONS OF THE PURCHASERS.

6.1. Purchase for Investment.

Each Purchaser severally represents that it is purchasing the Notes purchased by it hereunder for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not as a nominee or agent for any other Person and not with a view to the distribution or public offering thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2. Source of Funds.

Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by it hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

7. INFORMATION AS TO COMPANY.

7.1. Financial and Business Information.

The Company shall deliver to Prudential and each holder of Notes that is an Institutional Investor:

(a) Quarterly Statements — promptly after the same are available and in any event within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), copies of

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income and cash flows of the Company and its Subsidiaries, in the case of the first fiscal quarter, for such quarter, and in the case of the second and third quarters, for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; provided, however, that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a); provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on the Securities and Exchange Commission’s EDGAR system, or its successor thereto.

(b) Annual Statements — promptly after the same are available and in any event within 90 days after the end of each fiscal year of the Company, copies of

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied

(A) by an opinion thereon of an independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accounting firm in connection with such financial statements has been made in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), or the applicable auditing standards should the PCAOB standards be superseded, and that such audit provides a reasonable basis for such opinion in the circumstances, and provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(b); provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made such Form 10-K available on the Securities and Exchange Commission’s EDGAR system, or its successor thereto; and

(B) by a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines).

(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, circular, notice or proxy statement or similar document sent by the Company or any Subsidiary to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder and other than those on Form S-8), and each prospectus and all amendments thereto filed with, or furnished to, the Securities and Exchange Commission or any similar Governmental Authority or securities exchange by the Company or any Subsidiary; provided, however, the Company shall be deemed to have made delivery of any document required by this Section 7.1(c) if it shall have timely made such document available on the Securities and Exchange Commission’s EDGAR system, or its successor thereto.

(d) Notice of Default or Event of Default — promptly and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) Employee Benefit Matters — promptly and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) an ERISA Event; or

(ii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect;

(g) Certain Notices — upon the occurrence of one or more of the following, to the extent that any of the following, if adversely determined, could reasonably be expected to result in liability of the Company or any of its Subsidiaries in excess of $7,500,000 or a fine or penalty in excess of $2,500,000: (i) written notice, claim or request for information to the effect that the Company or any of its Subsidiaries is or may be liable in any material respect to any Person as a result of the presence of or the Release or substantial threat of a material Release of any Hazardous Materials into the environment; (ii) written notice that the Company or any of its Subsidiaries is subject to investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to the presence or to the Release or substantial threat of a material Release of any Hazardous Materials into the environment; (iii) written notice that any property, whether owned or leased by, or operated on behalf of, the Company or any of its Subsidiaries is subject to a material Environmental Lien; (iv) written notice of violation to the Company or any of its Subsidiaries of any Environmental Laws or Environmental Permits; or (v) commencement or written threat of any judicial or administrative proceeding alleging a violation of any Environmental Laws or Environmental Permits;

(h) Environmental Reports — upon written request by the Required Holders, a report providing an update of the status of each environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to clause (g) above and any other environmental, health and safety compliance obligation, remedial obligation or liability that could reasonably be expected to have a Material Adverse Effect (all such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or remedial action and the Company’s or such Subsidiary’s response thereto); and

(i) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

7.2. Officer’s Certificate.

Each set of financial statements delivered to Prudential or a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.5(f), 10.6, 10.8, 10.9, 10.10 and 10.12 and any Most Favored Provision during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the end of such quarterly or annual period and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default and that to the knowledge of such Senior Financial Officer, no such condition exists at the date of such certificate or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3. Visitation.

The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8. PAYMENT AND PREPAYMENT OF THE NOTES.

8.1. Required Prepayments; Maturity.

(a) Series A Notes. As provided therein, the entire unpaid principal balance of the Series A Notes shall be due and payable on the stated maturity date thereof.

(b) Shelf Notes. Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series, provided that upon any partial prepayment of the Shelf Notes of any Series pursuant to Section 8.2, the principal amount of each required prepayment of the Shelf Notes of such Series becoming due under this

Section 8.1(b) on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Shelf Notes of such Series is reduced as a result of such prepayment.

8.2. Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, any Series of Notes, in an amount not less than $1,000,000 (and in an integral multiple of $100,000) of the aggregate principal amount of such Series of Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of the Series of Notes to be prepaid written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Series of Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of the Series of Notes to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.3. Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes of any Series pursuant to Section 8.2, the principal amount of the Notes of such Series to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.4. Maturity; Surrender, Etc.

In the case of each prepayment of Notes of any Series pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5. Purchase of Notes.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.6. Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Sections 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield will be rounded to that number of decimals as appears in the coupon for the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

8.7. Prepayment Upon Change in Control.

(a) Notice of Change in Control; Offer to Prepay if Change in Control has Occurred. The Company will, within five (5) Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to each holder of Notes. If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in clause (b) of this Section 8.7 and shall be accompanied by the certificate described in clause (e) of this Section 8.7.

(b) Offer to Prepay; Time for Payment. The offer to prepay Notes contemplated by clause (a) of this Section 8.7 shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, of the Notes held by each holder (in the case of this Section 8.7 only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). The Proposed Prepayment Date shall not be less than thirty (30) days and not more than sixty (60) days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the forty-fifth (45th) day after the date of such offer).

(c) Acceptance; Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance to be delivered to the Company at least ten (10) calendar days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.7, or to accept an offer as to all of the Notes held by the holder, within such time period, shall be deemed to constitute a rejection of such offer by such holder.

(d) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of such Notes together with interest on such Notes accrued to the date of prepayment, but without payment of the Make-Whole Amount or any premium. The prepayment shall be made on the Proposed Prepayment Date.

(e) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date, (ii) that such offer is made pursuant to this Section 8.7, (iii) that the entire principal amount of each Note is offered to be prepaid without any Make-Whole Amount, (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date, (v) that the conditions of this Section 8.7 required to be fulfilled prior to the giving of such notice have been fulfilled and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

8.8. Prepayment in Connection with an Asset Disposition.

(a) Notice and Offer. In the event any Debt Prepayment Application is to be used at the election of the Company to make an offer (a “Disposition Prepayment Offer”) to prepay Notes pursuant to Section 10.9(f) of this Agreement (a “Debt Prepayment Transfer”), the Company will give written notice of such Debt Prepayment Transfer to each holder of Notes. Such written notice shall contain, and such written notice shall constitute, an irrevocable offer to prepay, at the election of each holder, a portion of the Notes held by such holder equal to such holder’s Ratable Portion of the Net Proceeds in respect of such Debt Prepayment Transfer on a date specified in such notice (the “Disposition Prepayment Date”) that is not less than thirty (30) days and not more than sixty (60) days after the date of such notice, together with interest on the amount to be so prepaid accrued to the Disposition Prepayment Date. If the Disposition Prepayment Date shall not be specified in such notice, the Disposition Prepayment Date shall be the forty-fifth (45th) day after the date of such notice.

(b) Acceptance and Payment. To accept such Disposition Prepayment Offer, a holder of Notes shall cause a notice of such acceptance to be delivered to the Company not later than twenty (20) days after the date of such written notice from the Company, provided, that failure to accept such offer in writing within twenty (20) days after the date of such written notice shall be deemed to constitute a rejection of the Disposition Prepayment Offer. If so accepted by any holder of a Note, such offered prepayment (equal to such holder’s Ratable Portion of the Net Proceeds in respect of such Debt Prepayment Transfer) shall be due and payable on the Disposition Prepayment Date. Such offered prepayment shall be made at 100% of the principal amount of such Notes being so prepaid, together with interest on such principal amount then being prepaid accrued to the Disposition Prepayment Date determined as of the date of such prepayment. The prepayment shall be made on the Disposition Prepayment Date.

(c) Other Terms. Each offer to prepay the Notes pursuant to this Section 8.8 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying (i) the Disposition Prepayment Date, (ii) the Net Proceeds in respect of the applicable Debt Prepayment Transfer, (iii) that such offer is being made pursuant to this Section 8.8 and Section 10.9 of this Agreement, (iv) the principal amount of each Note offered to be prepaid, (v) the interest that would be due on each Note offered to be prepaid, accrued to the Disposition Prepayment Date and (vi) in reasonable detail, the nature of the Disposition giving rise to such Debt Prepayment Transfer and certifying that no Default or Event of Default exists or would exist after giving effect to the prepayment contemplated by such offer.

9. AFFIRMATIVE COVENANTS.

The Company covenants that during the Issuance Period and so long thereafter as any of the Notes are outstanding:

9.1. Compliance with Law.

Without limiting Section 10.4, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2. Insurance.

The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3. Maintenance of Properties.

The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4. Payment of Taxes and Claims.

The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings, and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges and levies in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5. Corporate Existence, Etc.

Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.2 and 10.9, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.6. Books and Records.

The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

9.7. Additional Financial Covenants.

If at any time after the date of this Agreement any Major Credit Facility that is outstanding on the date of this Agreement is amended or modified or a Major Credit Facility is entered into after the date of this Agreement that, in either case, shall include, or shall be amended or otherwise modified to include, any Financial Covenant that is not provided for in this Agreement, or is more favorable to the Major Credit Facility Lenders or is more restrictive on the Company (the “Most Favored Provision”) than the Financial Covenants provided for in this Agreement, then the Company shall provide written notice of such fact to each holder of Notes within five (5) Business Days thereof. Thereupon, unless waived in writing by the Required Holders within ten (10) Business Days of each holder’s receipt of such notice, such Most Favored Provision shall be deemed incorporated by reference into this Agreement, mutatis mutandis (with such modifications thereof as may be necessary to give the holders of Notes substantially the same benefits and protections afforded the Major Credit Facility Lenders under such Major Credit Facility), as if set forth fully herein and, notwithstanding Section 17.1, without any further action on the part of the Company or any other Person being required. Notwithstanding the foregoing, the Company agrees to enter into such documentation as the Required Holders may reasonably request to evidence the amendments provided for in this Section 9.7. At such time as a Major Credit Facility has been terminated, all commitments thereunder cancelled and all liabilities existing thereunder paid in full (other than unasserted contingent liabilities and obligations), any Most Favored Provision set forth in such Major Credit Facility that has been incorporated and/or amended into this Agreement, as applicable, pursuant to this Section 9.7 shall automatically terminate without any further action on the part of the Company or any other Person being required; provided that, at any time a Default or Event of Default has occurred and is continuing, the incorporation and/or amendment of such Most Favored Provision into this Agreement shall not terminate unless the Required Holders shall have consented to such termination in writing, which written consent shall not be unreasonably withheld or delayed. At such time as any Most Favored Provision is amended (whether or not such amendment is more favorable to the Major Credit Facility Lenders or is more restrictive on the Company), removed or terminated under an existing Major Credit Facility, such Most Favored Provision set forth in such Major Credit Facility that has been incorporated and/or amended into this Agreement pursuant to this Section 9.7 shall automatically be amended, removed or terminated herefrom accordingly without any further action on the part of the Company or any other Person being required; provided that, at any time a Default or Event of Default has occurred and is continuing, such Most Favored Provision shall not be amended, removed or terminated in this Agreement unless the Required Holders shall have consented to such amendment, removal or termination in writing, which written consent shall not be unreasonably withheld or delayed.

Notwithstanding the foregoing and for the avoidance of doubt, none of the Financial Covenants expressly set forth in this Agreement on the date hereof, or the defined terms used therein (in each case as modified from time to time pursuant to the terms of Section 17 hereof) shall be deemed terminated, amended, waived or otherwise modified as a result of the addition, termination, amendment, waiver or other modification of any Most Favored Provision.

10. NEGATIVE COVENANTS.

The Company covenants that during the Issuance Period and so long thereafter as any of the Notes are outstanding:

10.1. Transactions with Affiliates.

The Company will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except (i) any Restricted Payment permitted by Section 10.8, (ii) compensation (including bonuses), other benefits (including retirement, health, stock option and other incentive or benefit plans) and indemnification and insurance arrangements for any employee, officer or director of the Company or any Affiliate in the ordinary course of business and (iii) any transaction or group of related transactions in the ordinary course and pursuant to the reasonable requirements of the Company’s or such

Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

10.2. Fundamental Changes.

The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Company in a transaction in which the Company is the surviving corporation, (ii) any Person other than the Company may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or to another Subsidiary, and the Company may sell, transfer, lease or otherwise dispose of its assets to any Subsidiary, (iv) Dispositions otherwise permitted by Section 10.9 shall be permitted, and (v) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the holders of the Notes.

10.3. Lines of Business.

The Company will not engage in any business, if, as a result, when taken as a whole, the general nature of the business of the Company and its Subsidiaries would be substantially changed from the general nature of the business of the Company and its Subsidiaries on the date of this Agreement.

10.4. Terrorism Sanctions Regulations.

The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) knowingly engage in any dealings or transactions with any such Person.

10.5. Liens.

The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Company or any Subsidiary set forth in Schedule 10.5; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed 80% of the cost of acquiring, constructing or improving such fixed or capital assets, and (iii) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(e) Liens on Accounts Receivable of the Company or any Subsidiary and other assets of any Receivables Subsidiary, in each case arising in connection with any Permitted Accounts Receivable Securitization; and

(f) Liens securing other Indebtedness of the Company and its Subsidiaries not expressly permitted by clauses (a) through (e) above; provided that the aggregate amount of Indebtedness secured by Liens permitted by this clause (f) does not at any time exceed the amount of Priority Debt to the extent permitted under Section 10.6.

10.6. Priority Debt.

The Company will not at any time permit Priority Debt to exceed 20% of Consolidated Net Worth at such time.

10.7. Swap Agreements.

The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, other than Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

10.8. Restricted Payments.

The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided that the Company and its Subsidiaries may make any Restricted Payment which, together with all other Restricted

Payments made by all Persons pursuant to this proviso since June 30, 2009 would not exceed the sum of (x) $88,100,000 plus (y) 50% of the cumulative Consolidated Adjusted Net Income of the Company for the period (taken as one accounting period) since June 30, 2009 through the last day of the fiscal quarter for which financial statements have been delivered pursuant to Section 7.1(a) or (b), and provided further that (i) the Company may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of Capital Stock, (ii) Subsidiaries may declare and pay dividends and may make distributions ratably with respect to their Capital Stock, and (iii) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for directors, management or employees of the Company and its Subsidiaries and stock option plans for employees or former employees of Olin in connection with the Spin Off.

10.9. Disposition of Property.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 10.2;

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Company or any Subsidiary;

(e) sales of Accounts Receivable pursuant to a Permitted Accounts Receivable Securitization; and

(f) any other Dispositions by such Persons of property for cash or cash equivalents or other readily marketable publicly traded securities at not less than its fair market value, or for other property of an equal or greater value than the property Disposed of (including, without limitation, joint venture interests, seller’s notes or other securities) as determined in good faith by the board of directors of the Company or a duly authorized committee thereof at the time of such Disposition so long as the aggregate book value of the assets being Disposed of at such time when added to the book value of all other assets of the Company and its Subsidiaries Disposed of during the period of 365 days ending on the date of such Disposition shall not exceed 10% of the book value of Consolidated Total Assets, determined as of the end of the fiscal quarter immediately preceding such Disposition; provided that if the Net Proceeds from any Disposition are applied to a Debt Prepayment Application or a Property Reinvestment Application within 365 days after such Disposition, then such Disposition, only for the purpose of determining compliance with this subsection (f) as of any date, shall be deemed not to be a Disposition as of the date of such application of such Net Proceeds.

10.10. Sales and Leasebacks.

The Company will not, and will not permit any of its Subsidiaries to, enter into any arrangement providing for the leasing to the Company or any of its Subsidiaries of real or personal property that has been or is to be (a) sold or transferred by the Company or any of its Subsidiaries or (b) constructed or acquired by a third party in anticipation of a program of leasing to the Company, or any of its Subsidiaries (any such transaction, a “Sale-Leaseback”); provided that Sale-Leasebacks by all such Persons of property having a fair market value not to exceed $50,000,000 in the aggregate since the date hereof shall be permitted.

10.11. Changes in Fiscal Periods.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly permit the fiscal year of the Company to end on a day other than December 31.

10.12. Financial Covenants.

(a) Consolidated Leverage Ratio. The Company will not permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Company to exceed 3.5:1.0.

(b) Consolidated Interest Coverage Ratio. The Company will not permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Company to be less than 3.0:1.0.

10.13. Acquisitions.

The Company will not, and will not permit any of its Subsidiaries to, purchase or otherwise acquire (in one transaction or a series of transactions) all of the Capital Stock of, or all or a substantial part of the assets of, or a business unit (including a complete products line) or a division of, any Person other than pursuant to a Permitted Acquisition.

11. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for five Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 9.5, Section 10 or any Most Favored Provision; or

(d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (i) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Threshold Indebtedness, when and as the same shall become due and payable after any applicable grace period, or (ii) the Company or any Subsidiary shall fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing, governing or relating to any Threshold Indebtedness after any applicable grace period if the effect of any failure referred to in this clause (ii) is to cause, or permit the holder or holders of such Threshold Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice) immediately to cause, such Threshold Indebtedness to become due prior to its stated maturity, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Threshold Indebtedness to convert such Threshold Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Threshold Indebtedness before its regular maturity or before its regularly scheduled dates of payment, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay Threshold Indebtedness; or

(g) the Company or any Subsidiary (other than any Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(h) the Company or any Subsidiary (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary (other than any Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary (other than an Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(j) one or more judgments for the payment of money in an aggregate amount in excess of the Threshold Judgment Amount (excluding any amount that is covered by insurance where the relevant insurance company has been notified of the claim or judgment and has not expressly denied coverage in writing) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment; or

(k) if (i) an ERISA Event shall have occurred, (ii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed the Threshold ERISA Amount, (iii) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or (iv) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (iv) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

12. REMEDIES ON DEFAULT, ETC.

12.1. Acceleration.

(a) If an Event of Default with respect to the Company described in Section 11(g), (h) or (i) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, without limitation, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2. Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3. Rescission.

At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts that have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the terms of the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4. No Waivers or Election of Remedies, Expenses, Etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1. Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2. Transfer and Exchange of Notes.

Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other details for notices of each transferee of such Note or part thereof) within ten Business Days thereafter the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series as such surrendered Note in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1-A, in the case of a Series A Note, or in the form of Exhibit 1-B, in the case of a Shelf Note. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

13.3. Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series as such lost, stolen, destroyed or mutilated Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14. PAYMENTS ON NOTES.

14.1. Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York, at the principal office of JP Morgan Chase Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2. Home Office Payment.

So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest and all other amounts by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A (in the case of the Series A Notes) or as specified in such Purchaser’s Confirmation of Acceptance (in the case of a Shelf Note), or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

15. EXPENSES, ETC.

15.1. Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and out-of-pocket expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by Prudential or the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the reasonable costs and out-of-pocket expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (b) the reasonable costs and out-of-pocket expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $3,000. The Company will pay, and will save Prudential and each Purchaser and each other holder of a Note harmless from, all claims in respect of any reasonable fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by Prudential or a Purchaser or other holder in connection with its purchase of the Notes).

15.2. Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17. AMENDMENT AND WAIVER.

17.1. Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1.1, 2.1, 3, 4, 5, 6 or 21 (or any defined term as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, (b) (i) with the written consent of Prudential (and without the consent of any other holder of Notes), the provisions of Section 1.2 or 2.2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (ii) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of Sections 2.2 and 4 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes and (c) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend Section 8, 11(a), 11(b), 12, 17 or 20.

17.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes, unless such proposed amendment, waiver or consent relates only to a specific Series of Accepted Notes which have not yet been purchased, in which case such information will only be required to be delivered to the Purchasers which shall have become obligated to purchase Accepted Notes of such Series. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof or of any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

17.3. Binding Effect, Etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4. Notes Held by Company, Etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to a Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A (in the case of the Series A Notes) or as specified by such Purchaser in its Confirmation of Acceptance (in the case of Shelf Notes), or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)	if to the Company:

501 Merritt 7

P.O. Box 5204

Norwalk, Connecticut 06851

Tel: 203-229-3881

Fax: 203-229-3143

Attention: Treasurer

with a copy to:

501 Merritt 7

P.O. Box 5204

Norwalk, Connecticut 06851

Tel: 203-229-2683

Fax: 203-229-3292

Attention: Corporate Secretary

or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

Notwithstanding anything to the contrary in this Section 18, any communication pursuant to Section 2.2 shall be made by the method specified for such communication in Section 2.2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is listed for the party receiving the communication in the Information Schedule attached hereto or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.

19. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by Prudential or any Purchaser at any Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to Prudential or any Purchaser, may be reproduced by Prudential or such Purchaser by any photographic, photostatic, electronic, digital or other similar process and Prudential or such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Prudential or such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company, Prudential or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20. CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to Prudential or any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary or confidential in nature and that was clearly marked or labeled or otherwise adequately identified when received by Prudential or such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to Prudential or such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by Prudential or such Purchaser or any person acting on Prudential’s or such Purchaser’s behalf, (c) otherwise becomes known to Prudential or such Purchaser other than through disclosure by the Company or any Subsidiary unless the source of such information is known by Prudential or such Purchaser to be bound by a confidentiality agreement with respect to such information or (d) constitutes financial statements delivered to Prudential or such Purchaser under Section 7.1 that are otherwise publicly available. Prudential and each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by Prudential and such Purchaser in good faith to protect confidential information of third parties delivered to such Persons, provided that Prudential and such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over Prudential or such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to Prudential or such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which Prudential or such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent Prudential or such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under Prudential’s or such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21. SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

22. MISCELLANEOUS.

22.1. Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

22.2. Payments Due on Non-Business Days.

Notwithstanding anything in this Agreement or the Notes to the contrary (but without limiting the requirement in Section 8.4 that notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that, if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

22.3. Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, all computations made pursuant to this Agreement shall be made in accordance with GAAP, and all financial statements shall be prepared in accordance with GAAP, in each case as in effect from time to time; provided that, if the Company notifies the

Required Holders that the Company requests an amendment to any provision of this Agreement to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Required Holders notify the Company that the Required Holders request an amendment to any provision of this Agreement for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance with this Agreement. For purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company to measure an item of Indebtedness using fair value (as permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

22.4. Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.5. Construction, Etc.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

22.6. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.7. Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

22.8. Jurisdiction and Process; Waiver of Jury Trial.

(a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(c) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

ARCH CHEMICALS, INC.

By	/s/ W. Paul Bush
Name:	W. Paul Bush
Title:	Treasurer

This Agreement is hereby accepted and agreed to as of the date thereof.

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By	/s/ Yvonne M. Guajardo
Name:	Yvonne M. Guajardo
Title:	Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By	/s/ Yvonne M. Guajardo
Name:	Yvonne M. Guajardo
Title:	Vice President

GIBRALTAR LIFE INSURANCE CO., LTD.

By:	Prudential Investment Management (Japan), Inc., as Investment Manager

By:	Prudential Investment Management, Inc., as Sub-Adviser

By	/s/ Yvonne M. Guajardo
Name:	Yvonne M. Guajardo
Title:	Vice President

UNITED OF OMAHA LIFE INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By	/s/ Yvonne M. Guajardo
Name:	Yvonne M. Guajardo
Title:	Vice President

PRUDENTIAL RETIREMENT INSURANCE

  AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc.,
as investment manager

By	/s/ Yvonne M. Guajardo
Name:	Yvonne M. Guajardo
Title:	Vice President

SCHEDULE A

INFORMATION RELATING TO PURCHASERS

[Blank information was redacted]

Purchaser Name	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Name in Which to Register Note(s)	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Senior Note Registration Number(s); Principal Amount(s)	RA-1; $24,350,000 RA-2; $20,000,000

Payment on Account of Note Method Account Information

Accompanying information	Name of Issuer:	ARCH CHEMICALS, INC.

	Description of Security:	6.70% Series A Senior Notes due August 28, 2016

	PPN:	03937R A#9

Due date and application (as among principal, interest, Make-Whole Amount) of the payment being made.

Address/Fax for Notices Related to Payments

Address/Fax for All Other Notices

Instructions re: Delivery of Notes

Signature Block	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Name:
	Title:	Vice President

Tax Identification Number

Schedule A

Purchaser Name	GIBRALTAR LIFE INSURANCE CO., LTD.

Name in Which to Register Note(s)	GIBRALTAR LIFE INSURANCE CO., LTD.

Senior Note Registration Number(s); Principal Amount(s)	RA-3; $20,000,000

Payment on Account of Note Method Account Information

Accompanying information	Name of Issuer:	ARCH CHEMICALS, INC.

	Description of Security:	6.70% Series A Senior Notes due August 28, 2016

	PPN:	03937R A#9

Due date and application (as among principal, interest, Make-Whole Amount) of the payment being made.

All Payments, other than principal, interest, Make-Whole Amount on Account of Note Method Account Information

Accompanying information	Name of Issuer:	ARCH CHEMICALS, INC.

	Description of Security:	6.70% Series A Senior Notes due August 28, 2016

	PPN:	03937R A#9

Due date and application (e.g., type of fee) of the payment being made.

Address/Fax for Notices Related to Payments

Address/Fax for All Other Notices

Instructions re: Delivery of Notes

Signature Block

Tax Identification Number

Schedule A

Purchaser Name	UNITED OF OMAHA LIFE INSURANCE COMPANY

Name in Which to Register Note(s)	UNITED OF OMAHA LIFE INSURANCE COMPANY

Senior Note Registration Number(s); Principal Amount(s)	RA-4; $7,050,000

Payment on Account of Note Method Account Information

Accompanying information	Name of Issuer:	ARCH CHEMICALS, INC.

	Description of Security:	6.70% Series A Senior Notes due August 28, 2016

	PPN:	03937R A#9

Due date and application (as among principal, interest, Make-Whole Amount) of the payment being made.

All Payments, other than principal, interest, Make-Whole Amount on Account of Note Method Account Information

Accompanying information	Name of Issuer:	ARCH CHEMICALS, INC.

	Description of Security:	6.70% Series A Senior Notes due August 28, 2016

	PPN:	03937R A#9

Due date and application (e.g., type of fee) of the payment being made.

Address/Fax for Notices Related to Payments

Address/Fax for All Other Notices

Instructions re: Delivery of Notes

Schedule A

Signature Block	UNITED OF OMAHA LIFE INSURANCE COMPANY

	By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

	By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:
Vice President

Tax Identification Number

Schedule A

Purchaser Name	PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

Name in Which to Register Note(s)	PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

Senior Note Registration Number(s); Principal Amount(s)	RA-5; $3,600,000

Payment on Account of Note Method Account Information

Accompanying information	Name of Issuer:	ARCH CHEMICALS, INC.

	Description of Security:	6.70% Series A Senior Notes due August 28, 2016

	PPN:	03937R A#9

Due date and application (as among principal, interest, Make-Whole Amount) of the payment being made.

Address/Fax for Notices Related to Payments

Address/Fax for All Other Notices

Instructions re: Delivery of Notes

Signature Block	PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

	By:	Prudential Investment Management, Inc., as investment manager

By:
Vice President
Tax Identification Number

Schedule A

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acceptance” is defined in Section 2.2(e).

“Acceptance Day” is defined in Section 2.2(e).

“Acceptance Window” means, with respect to any Quotation, the five-minute period immediately following such Quotation or such shorter period designated by Prudential during which the Company may elect to accept such Quotation.

“Accepted Note” is defined in Section 2.2(e).

“Accounts Receivable” means presently existing and hereafter arising or acquired accounts receivable, notes, drafts, acceptances, general intangibles, choses in action and other forms of obligations and receivables relating in any way to inventory or arising from the sale of inventory or the rendering of services or howsoever otherwise arising, and assets relating thereto, including all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and all other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable, and including the right to payment of any interest or finance charges, sales tax, returned checks or late charges or other obligations with respect thereto and all proceeds of insurance with respect thereto, and all books, customer lists, ledgers, records and files (whether written or stored electronically) relating to any of the foregoing.

“Affiliate” means, at any time, (a) with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, (b) with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests and (c) with respect to Prudential, shall include any managed account, investment fund or other vehicle for which Prudential or any Prudential Affiliate acts as investment advisor or portfolio manager. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 23, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49079 (2001), as amended.

“Authorized Officer” means (i) in the case of the Company, its chief executive officer, its chief financial officer, its treasurer, any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its “Authorized Officer” in the Information Schedule or any officer of Prudential designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers or a lawyer in its law department. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential and whom the Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

“Available Facility Amount” is defined in Section 2.2(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York are required or authorized to be closed.

“Cancellation Date” is defined in Section 2.2(g)(ii).

“Cancellation Fee” is defined in Section 2.2(g)(ii).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” of any Person means any capital stock or other Equity Interests of such Person, regardless of class or designation, and all warrants, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 51% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company, (b) individuals who on the relevant Closing Day constituted the board of directors of the Company (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Company was approved by a majority of the directors of the Company then still in office who were either directors on the relevant Closing Day or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office, or (c) any event constituting a “Change in Control”, “Change of Control” or any other term used to describe a change in control, in each case as defined in any Major Credit Facility.

“Closing” is defined in Section 3.1.

“Closing Day” means, with respect to the Series A Notes, the Series A Closing Day and, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to Section 3.3, the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in Section 2.2(g)(i), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the introductory paragraph hereto.

“Confidential Information” is defined in Section 20.

“Confirmation of Acceptance” is defined in Section 2.2(e).

“Consolidated Adjusted Net Income” means, for any period, Consolidated Net Income for such period before any cumulative effect of any accounting changes applicable to the Company and its Subsidiaries, plus, without duplication, any extraordinary or special expenses or losses (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for such period, losses on sales of assets outside the ordinary course of business) and minus, to the extent included in the statement of Consolidated Net Income for such period, the sum of any extraordinary or special income or gains (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for such period, gains on the sale of assets outside the ordinary course of business) all on a consolidated basis.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount with respect to Indebtedness (including the Notes), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary or special expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), and (f) any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (iii) any other non-cash income, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of the Consolidated Leverage Ratio or Consolidated Interest Coverage Ratio, if during such Reference Period the Company or any Subsidiary shall have made a Permitted Acquisition or Disposition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto and any Indebtedness incurred, assumed, repaid or refinanced (by either the Company or any transferee) originally in connection with any Permitted Acquisition or Disposition as if such Permitted Acquisition or Disposition occurred and such Indebtedness had been incurred, assumed, repaid or refinanced on the first day of such Reference Period.

“Consolidated Interest Coverage Ratio” means for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period; provided that interest on an aggregate principal amount of the Louisiana IDB (such interest not to exceed $1,000,000) shall for all purposes of calculating the Consolidated Interest Coverage Ratio be excluded from Consolidated Interest Expense.

“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to capitalized lease obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commission, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of such Indebtedness to the extent such net costs are allocable to such period in accordance with GAAP). For the purposes of calculating Consolidated Interest Expense for any Reference Period pursuant to any determination of the Consolidated Interest Coverage Ratio, if during such Reference Period the Company or any Subsidiary shall have made a Permitted Acquisition or Disposition, Consolidated Interest Expense for such Reference Period shall be calculated after giving pro forma effect thereto and any Indebtedness incurred, assumed, repaid or refinanced (by either the Company, such Subsidiary or any transferee) originally in connection therewith as if such Permitted Acquisition or Disposition occurred and such Indebtedness had been incurred, assumed, repaid or refinanced on the first day of such Reference Period.

“Consolidated Leverage Ratio” means, as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under this Agreement) or any law applicable to such Subsidiary.

“Consolidated Net Worth” means, at any time,

(a) Consolidated Total Assets, minus

(b) the total liabilities of the Company and its Subsidiaries which would be shown as liabilities on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP.

“Consolidated Total Assets” means, at any time, the total assets of the Company and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries at such date that would appear as debt on a balance sheet of the Company and its Subsidiaries (excluding items appearing only in the footnotes therein), determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Debt Prepayment Application” means, with respect to any Disposition of property, the application by the Company of cash in an amount equal to the Net Proceeds with respect to such Disposition to pay Senior Indebtedness (other than Indebtedness owing to the Company, any of the Company’s Subsidiaries or any Affiliate of the Company), provided that in the course of making such application the Company shall offer to prepay each outstanding Note, in accordance with Section 8.8, in a principal amount which equals the Ratable Portion of such Note in respect of such Disposition. If any holder of a Note rejects such offer of prepayment, then, for purposes of the preceding sentence only, the Company and the applicable Subsidiary nevertheless will be deemed to have paid Senior Indebtedness in an amount equal to the Ratable Portion of the holder of such Note in respect of such Disposition.

“Debt Prepayment Transfer” is defined in Section 8.8.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” with respect to any Note, has the meaning given in such Note.

“Delayed Delivery Fee” is defined in Section 2.2(g)(i).

“Disclosure Documents” is defined in Section 5.3.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disposition Prepayment Date” is defined in Section 8.8.

“Disposition Prepayment Offer” is defined in Section 8.8.

“Dollars” or “$” means lawful money of the United States of America.

“EDGAR” is defined in Section 5.3.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (a) any liability under Environmental Laws, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of Hazardous Materials into the environment.

“Environmental Permits” means all permits, licenses, certificates, registrations and approvals of Governmental Authorities required by Environmental Laws and necessary for the business of the Company or a Subsidiary of the Company.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) a failure by any Plan to meet the minimum funding standard under the Pension Funding Rules applicable to such Plan, in each instance, whether or not waived, (c) the filing pursuant to the Pension Funding Rules of an application for a waiver of the minimum funding standard or extension of any amortization period with respect to any Plan, (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (f) the Company or any of its ERISA Affiliates withdraws or partially withdraws from any Multiemployer Plan, (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facility” is defined in Section 2.2(a).

“Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell), as reasonably determined in the good faith opinion of the Company’s board of directors or one or more officers to whom authority to enter into such transaction has been delegated by the board of directors.

“Financial Covenant” means any covenant (whether set forth as a covenant, undertaking, event of default, restriction or other such provision) that requires the Company or the Company and its Subsidiaries (the “Group”) to achieve or maintain a stated level of financial condition or performance and includes, without limitation, any requirement that any member of the Group:

(a) maintain a specified level of net worth, shareholders’ equity, total assets, cash flow or net income;

(b) maintain any relationship of any component of its capital structure to any other component thereof (including without limitation, the relationship of indebtedness, senior indebtedness or subordinated indebtedness to total capitalization or to net worth); or

(c) maintain any measure of its ability to service its indebtedness (including, without limitation, exceeding any specified ratio of revenues, cash flow or net income to indebtedness, interest expense, rental expense, capital expenditures and/or scheduled payments of indebtedness).

Any covenant similar to the covenants set forth in Section 10.12 shall be deemed to be a Financial Covenant.

“GAAP” means those generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any State or other political subdivision of either thereof, or

(ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case to the extent regulated pursuant to any Environmental Law.

“Hedge Treasury Note(s)” means, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

“holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

“Immaterial Subsidiary” means, at any time, any Subsidiary of the Company which (a) is not a Material Subsidiary, (b) is not a “Material Subsidiary” as defined in any Major Credit Facility and (c) is excluded from the provisions of clauses (h), (i) and (j) of Article VII of the Term Facility, and each other similar event of default relating to insolvency, bankruptcy, receivership, assignment for the benefit of creditors, the inability or failure generally to pay debts as they become due, and other similar events contained in the Term Facility and each other Major Credit Facility.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Issuance Period” is defined in Section 2.2(b).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Louisiana IDB” means the Industrial Development Board of the Parish of Calcasieu, Inc. (Louisiana) 6% Industrial Development Revenue Bonds (Olin Corporation Project) due March 1, 2008.

“Major Credit Facility” means (a) the Revolving Facility, (b) the Term Facility and (c) each successor loan or credit agreement constituting the Company’s primary bank credit facility, with the same or different group of lenders and agents, as amended, amended and restated, supplemented or otherwise modified, from time to time.

“Major Credit Facility Lenders” means each lender party from to time to any Major Credit Facility.

“Make-Whole Amount” is defined in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties or prospects of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes or the rights or remedies of the holders of Notes.

“Material Subsidiary” means, at any time, any Subsidiary of the Company which, together with all other Subsidiaries of such Subsidiary, accounts for more than (i) 5% of the Consolidated Total Assets of the Company and its Subsidiaries or (ii) 5% of consolidated gross revenue of the Company and its Subsidiaries.

“Most Favored Provision” is defined in Section 9.7.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Net Proceeds” means the gross proceeds received by or on behalf of the Company or any of its Subsidiaries in respect of any Disposition, less the sum of, without duplication, (i) all taxes (other than income taxes) payable by the Company or any of its Subsidiaries in connection with such Disposition and the Company’s good faith estimate of income taxes payable and any Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP in connection therewith, (ii) the amount of any reserves established in accordance with GAAP against any liabilities associated with the asset Disposed of; provided that any subsequent reduction in such reserves (other than in connection with the payment of any such liability) shall be deemed to be Net Proceeds of a Disposition occurring on the date of such reduction, (iii) the amount of any Indebtedness secured by the asset Disposed of and required to be, and in fact, repaid with the proceeds of such Disposition, (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries as a result of such Disposition, (v) reasonable and customary fees, commissions and expenses and other costs paid by the Company or any of its Subsidiaries in connection with such Disposition, and (vi) any portion of the purchase price from a Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Disposition or otherwise in connection with that Disposition; provided, however, that upon the termination of that escrow, Net Proceeds will be increased by any portion of funds in the escrow that are released to the Company or any Subsidiary.

“Notes” is defined in Section 1.3.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Olin” means the Olin Corporation, a Virginia corporation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans subject to Title IV of ERISA and set forth in, with respect to plan years ending prior to the effective date as to such Plan of the Pension Protection Act of 2006, Section 412 of the Code and Section 302 of ERISA each as in effect prior to the Pension Protection Act of 2006 and, thereafter, Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA.

“Permitted Accounts Receivable Securitization” means one or more receivables financing programs providing for (i) the sale or contribution of Accounts Receivable by the Company or its Subsidiaries to a Receivables Subsidiary in a transaction or series of transactions purporting to be sales (and treated as sales for GAAP purposes), and (ii) the sale, transfer, conveyance, lien or pledge of, or granting a security interest in, such Accounts Receivables by such Receivables Subsidiary to any other Person, in each case, without recourse for credit defaults to the Company and its Subsidiaries (other than the Receivables Subsidiaries); provided that the aggregate principal amount of such financings shall not at any time exceed $100,000,000.

“Permitted Acquisition” means any acquisition by the Company or any of its Subsidiaries of all of the Capital Stock of, or all or a substantial part of the assets of, or of a business unit (including a complete product line) or division of, any Person; provided that (a) the Company shall be in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Section 10.12, in each case recomputed as at the last day of the most recently ended Reference Period of the Company for which the relevant information is available as if such acquisition had occurred on the first day of such Reference Period for testing such compliance, (b) no Default or Event of Default shall have occurred and be continuing, or would occur after giving effect to such acquisition, (c) substantially all of such property acquired shall constitute assets of the type historically used in the business conducted by the Company on the date hereof or reasonable extensions thereof, and (d) any such acquisition for consideration in excess of $10,000,000 shall have been approved by the board of directors or comparable governing body of the relevant Person.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 9.4;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith and in appropriate proceedings;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, and to secure letters of credit in respect thereof, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Section 11;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary; and

(g) leases, licenses and similar rights and obligations granted or incurred in connection with the assets of the Company or any of its Subsidiaries in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Priority Debt” means (without duplication), as of the date of any determination thereof, (i) all unsecured Indebtedness of the Company’s Subsidiaries (including all Guaranties of the Company’s Subsidiaries of Indebtedness of the Company) other than:

(a) Indebtedness existing on the date hereof and set forth in Schedule 5.15 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(b) Indebtedness to the Company or any other Subsidiary;

(c) Guaranties of Indebtedness of the Company or any other Subsidiary;

(d) Indebtedness incurred to finance an acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement;

(e) Indebtedness as an account party in respect of trade letters of credit; and

(f) Indebtedness of Receivables Subsidiaries arising pursuant to Permitted Accounts Receivable Securitizations in an aggregate principal amount not to exceed $100,000,000.

and (ii) all Indebtedness of the Company and its Subsidiaries secured by Liens other than Indebtedness secured by Liens permitted by subsections (a) through (e), inclusive, of Section 10.5.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Property Reinvestment Application” means, with respect to any Disposition of property, the application, within 365 days of such Disposition, of an amount equal to the Net Proceeds with respect to such Disposition to the acquisition by the Company or any Subsidiary of property of a similar nature (excluding, for the avoidance of doubt, cash and cash equivalents), and of at least equivalent fair market value to the property so Disposed of, to be used in the ordinary course of business of such Person.

“Proposed Prepayment Date” is defined in Section 8.7.

“Prudential” is defined in the addressee line to this Agreement.

“Prudential Affiliate” means any Affiliate of Prudential.

“PTE” is defined in Section 6.2.

“Purchaser” is defined in the addressee line to this Agreement.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Quotation” shall have the meaning provided in paragraph 2.2(d).

“Ratable Portion” means, in respect of any holder of any Note and any Disposition contemplated by the definition of Debt Prepayment Application, an amount equal to the product of:

(a) the Net Proceeds being offered to be applied to the payment of Senior Indebtedness, multiplied by

(b) a fraction, the numerator of which is the outstanding principal amount of such Note, and the denominator of which is the aggregate outstanding principal amount of all Senior Indebtedness at the time of such Disposition determined on a consolidated basis in accordance with GAAP.

“Receivables Subsidiary” means any special purpose, bankruptcy remote wholly-owned subsidiary of the Company formed for the sole and exclusive purpose of engaging in activities in connection with the financing of Accounts Receivable in connection with and pursuant to a Permitted Accounts Receivable Securitization.

“Reference Period” means any period of four consecutive fiscal quarters.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Release” means a release, spill, emission, leaking, pumping, pouring, emptying, dumping, injection, deposit, disposal, discharge, dispersal, escape, leaching, or migration into the indoor or outdoor environment or into or out of any property of Company or its Subsidiaries, or at any other location to which Company or any Subsidiary has transported or arranged for the transportation of any Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property of Company or its Subsidiaries or at any other location, including any location to which Company or any Subsidiary has transported or arranged for the transportation of any Hazardous Materials.

“Request for Purchase” is defined in Section 2.2(c).

“Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Rescheduled Closing Day” is defined in Section 3.3.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of the Company or any option, warrant or other right to acquire any such Equity Interests of the Company.

“Revolving Facility” means the Revolving Credit Agreement, dated as of June 15, 2006, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Sale-Leaseback” is defined in Section 10.10.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Senior Indebtedness” means all Indebtedness evidenced by the Notes and all other Indebtedness of the Company or its Subsidiaries for money borrowed ranking pari passu or senior in right of payment with the Indebtedness evidenced by the Notes.

“Series” is defined in Section 1.3.

“Series A Closing” is defined in Section 3.1.

“Series A Closing Day” is defined in Section 3.1.

“Series A Note” is defined in Section 1.1.

“Series A Purchaser” is defined in the addressee line to this Agreement.

“Shelf Closing” means, with respect to any Series of Shelf Notes, the closing of the sale and purchase of such Series of Shelf Notes.

“Shelf Notes” is defined in Section 1.2.

“Spin Off” means the transfer of substantially all of the specialty chemical businesses of Olin and its Subsidiaries to the Company and the “Distribution”, substantially in the manner described in the Form 10-K filed with the Securities and Exchange Commission on January 21, 1999.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no stock option, benefit, incentive, phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries or, in connection with the Spin Off, employees or former employees of Olin shall be a Swap Agreement.

“Term Facility” means the Credit Agreement, dated as of February 13, 2009, among the Company, the lenders party thereto and Bank of America, N.A., as administrative agent, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Threshold ERISA Amount” means the greater of (a) $10,000,000 and (b) the lowest aggregate permitted amount specified in any event of default relating to ERISA or other similar laws or regulations concerning benefit plans contained in any Major Credit Facility, provided that the Threshold ERISA Amount shall not exceed $25,000,000.

“Threshold Indebtedness” means Indebtedness (other than the Notes), and obligations in respect of one ore more Swap Agreements, of any one or more of the Company and its Subsidiaries in excess of the Threshold Indebtedness Amount. For purposes of determining Threshold Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Threshold Indebtedness Amount” means the greater of (a) $10,000,000 and (b) the lowest aggregate permitted amount specified in any event of default relating to Indebtedness contained in any Major Credit Facility, provided that the Threshold Indebtedness Amount shall not exceed $25,000,000.

“Threshold Judgment Amount” means the greater of (a) $10,000,000 and (b) the lowest aggregate permitted amount specified in any event of default relating to judgments for the payment of money contained in any Major Credit Facility (including, without limitation, clause (k) of Article VII of the Term Facility), provided that the Threshold Judgment Amount shall not exceed $25,000,000.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

EXHIBIT 1-A

[Form of Series A Note]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE. NO TRANSFER, SALE OR OTHER DISPOSITION OF THIS NOTE MAY BE MADE UNLESS A REGISTRATION STATEMENT WITH RESPECT TO THIS NOTE HAS BECOME EFFECTIVE UNDER SUCH ACT, AND SUCH REGISTRATION OR QUALIFICATION AS MAY BE NECESSARY UNDER THE SECURITIES LAWS OF ANY STATE HAS BECOME EFFECTIVE, OR AN EXEMPTION FROM SUCH REGISTRATIONS AND/OR QUALIFICATIONS IS AVAILABLE UNDER SUCH ACT AND SUCH LAWS. EACH TRANSFEREE OF THIS NOTE, BY ACCEPTANCE OF THIS NOTE REGISTERED IN ITS NAME (OR THE NAME OF ITS NOMINEE), WILL BE DEEMED TO HAVE MADE CERTAIN REPRESENTATIONS SET FORTH IN THE AGREEMENT PURSUANT TO WHICH THIS NOTE WAS ISSUED.

Arch Chemicals, Inc.

6.70% Series A Senior Note due August 28, 2016

No. [ ]	[Date]

$[ ]	PPN: 03937R A#9

FOR VALUE RECEIVED, the undersigned, Arch Chemicals, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the Commonwealth of Virginia, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                            ] DOLLARS ($[        ]) (or so much thereof as shall not have been prepaid) on August 28, 2016, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 6.70% per annum from the date hereof, payable semiannually, on the 28th day of October and April in each year, commencing with the October or April next succeeding the date hereof, until the principal hereof shall have become due and payable, and on the maturity date hereof, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum (the “Default Rate”) from time to time equal to the greater of (i) 8.70% and (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase and Private Shelf Agreement, dated as of August 28, 2009 (as from time to time amended, the “Note Purchase Agreement”), between the Company, Prudential Investment Management, Inc. and each Prudential Affiliate which becomes a party thereto and is entitled to

Exhibit 1-A

the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

ARCH CHEMICALS, INC.

By
[Name]
[Title]

Exhibit 1-A

EXHIBIT 1-B

[FORM OF SHELF NOTE]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE. NO TRANSFER, SALE OR OTHER DISPOSITION OF THIS NOTE MAY BE MADE UNLESS A REGISTRATION STATEMENT WITH RESPECT TO THIS NOTE HAS BECOME EFFECTIVE UNDER SUCH ACT, AND SUCH REGISTRATION OR QUALIFICATION AS MAY BE NECESSARY UNDER THE SECURITIES LAWS OF ANY STATE HAS BECOME EFFECTIVE, OR AN EXEMPTION FROM SUCH REGISTRATIONS AND/OR QUALIFICATIONS IS AVAILABLE UNDER SUCH ACT AND SUCH LAWS. EACH TRANSFEREE OF THIS NOTE, BY ACCEPTANCE OF THIS NOTE REGISTERED IN ITS NAME (OR THE NAME OF ITS NOMINEE), WILL BE DEEMED TO HAVE MADE CERTAIN REPRESENTATIONS SET FORTH IN THE AGREEMENT PURSUANT TO WHICH THIS NOTE WAS ISSUED.

ARCH CHEMICALS, INC.

[    ]% SERIES      SENIOR NOTE DUE [            ,         ]

No. [        ] [Date]

PPN[                    ]

ORIGINAL PRINCIPAL AMOUNT:

ORIGINAL ISSUE DATE:

INTEREST RATE:

INTEREST PAYMENT DATES:

FINAL MATURITY DATE:

PRINCIPAL PREPAYMENT DATES AND AMOUNTS:

For Value Received, the undersigned, Arch Chemicals, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Virginia, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                            ] Dollars ($[        ]) [on the Final Maturity Date specified above (or so much thereof as shall not have been prepaid),][, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the Interest Rate per annum specified above, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum (the “Default Rate”) from time to time equal to the greater of (i) [2.00]% over the Interest Rate specified above or (ii) [2.00]% over the rate of interest publicly announced by JP Morgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand).

Exhibit 1-B

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JP Morgan Chase Bank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase and Private Shelf Agreement, dated as of August 28, 2009 (as from time to time amended, the “Note Purchase Agreement”), between the Company, Prudential Investment Management, Inc. and each Prudential Affiliate which becomes a party thereto and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

[The Company will make required prepayments of principal on the dates and in the amounts specified above.] This Note is [also] subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

ARCH CHEMICALS, INC.

By
[Name]
[Title]

Exhibit 1-B